EXHIBIT 21

                                                      LIST OF
                                        SUBSIDIARIES OF MENTOR CORPORATION


1.    Mentor H/S, Inc.

2.    Mentor Urology, Inc.

3.    Mentor Ophthalmics, Inc.   (Formerly Mentor O&O, Inc.)

4.            Mentor Caribe, Inc.

5.            Mentor ORC, Inc.   (Dissolved 4/1/96)

6.    Mentor Polymer Technologies Company

7.    Teknar Corporation   (Dissolved 4/1/96)

8.    Mentor International Sales Corporation

9.    Mentor International Holdings Alpha, Inc.

10.   Mentor International Holdings Beta, Inc.

11.   Mentor International Holdings Camda, Inc.

12.   Mentor International Holdings Delta, inc.

13.   Mentor Medical Systems, Pty. Ltd (Australia)

14.   Mentor Medical Systems, UK, Ltd.

15.   Mentor Medical Systems, B.V.

16.   Mentor Deutschland GmbH

17.   Mentor France S.A.

18.   Mentor Medical Systems, Canada

19.   MDI, Ltd.
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